Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES REGULATIONS AND, ACCORDINGLY, MAY NOT BE SOLD, OFFERED FOR SALE OR PLEDGED AS SECURITY IN THE ABSENCE OF SUCH REGISTRATION WITHOUT RELIANCE ON AN EXEMPTION UNDER THE SECURITIES ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES REGULATIONS.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(B)(1), IMOIGELE AISIKU, A REPRESENTATIVE OF THE COMPANY WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(B)(1)(I). IMOIGELE AISIKU MAY BE REACHED AT (561) 672-7068, IAISIKU@IDOCVMS.COM.

SENIOR SECURED PROMISSORY NOTE

DUE May 20, 2026

Original Issue Date: October 20, 2025	Principal Amount: $133,333.33

Purchase Price: $120,000.00

This Senior Secured Promissory Note is one of a series of duly authorized and validly issued Secured Convertible Promissory Notes of VSee Health, Inc., a Delaware corporation, (the “Company”), designated as its Secured Convertible Promissory Note due May 20, 2026 (this “Note” and, collectively with the other Notes of such series, the “Notes”), issued and sold by the Company pursuant to the Note Purchase Agreement, dated as of October 20, 2025, as amended, by and among the Company, the other Company Parties and Ascent Partners Fund LLC (together with its successors and registered assigns, the “Holder”), a Delaware limited liability company (the “Purchase Agreement”; capitalized terms used but not otherwise defined herein are used as defined in the Purchase Agreement on the date hereof, with such amendments as may be acceptable to the Holder in its sole discretion). This Note is entered into pursuant to the Purchase Agreement and is subject to the terms and conditions thereof.

FOR VALUE RECEIVED, the Company promises to pay to the order of the Holder the principal amount of One Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Twenty Cents ($133,333.33) on May 20, 2026 (the “Maturity Date”) in full in cash or on such earlier date as this Note is required or permitted to be repaid as provided hereunder, in each case together with all accrued but unpaid interest thereon and all other Obligations (as defined below), and otherwise to pay interest to the Holder on the aggregate then outstanding principal amount of this Note and such other Obligations in accordance with the provisions hereof. Amounts repaid will not be advanced again.

This Note is subject to the following additional provisions:

Section 1. Definitions

For the purposes hereof, in addition to terms defined elsewhere in this Note or not defined in this Note but defined in the Purchase Agreement, the following terms shall have the following meanings:

“Capital Lease” means, as applied to any Person, any lease of, or other arrangement conveying the right to use, any property (whether real, personal or mixed) by that Person as lessee that, in conformity with U.S. generally accepted accounting principles (GAAP) consistently applied, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any share, participation or other equivalent (however designated) of the capital stock of a corporation, any equivalent ownership interest in any other Person, including partnership interests and membership interests, and any warrant, right or option to purchase or other arrangement (including through a conversion or exchange of any other property) to acquire or subscribe for any item otherwise satisfying the definition of “Capital Stock,” whether or not presently convertible, exchangeable or exercisable.

“Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other Capital Stock into which such shares of common stock may hereafter be changed or any share capital resulting from a reclassification of such common stock.

“Customary Permitted Liens” means all of the following, for any Person:

(i) Liens securing the payment of taxes, assessments or other charges or levies imposed by any Governmental Authority which are either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves have been set aside on such Person’s books;

(ii)  non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of business to the extent (A) such Liens secure Indebtedness that is not overdue for a period of more than 30 days or (B) such Liens secure Indebtedness relating to claims or liabilities that are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on such Person’s books;

(iii) zoning, building and land use restrictions, easements, servitudes, encumbrances, licenses, covenants and other restrictions affecting the use of real property or minor defects or irregularities in title thereto that do not interfere in any material respect with the use of such real property or the ordinary conduct of the business of the Company and its Subsidiaries as presently conducted thereon or materially impair the value of the real property that may be subject thereto;

(iv) pledges and deposits of cash in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with current practices as in effect on the date hereof;

(v) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Regulation or of which written notice has not been duly given in accordance with applicable Regulation or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;

(vi) Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and performance bonds and other obligations of a like nature (other than for borrowed money), and deposits to secure equipment contracts, in each case incurred in the ordinary course of business;

(vii) appeal bonds;

(viii) landlord Liens for rent not yet due and payable;

(ix) Liens arising from operating leases and the precautionary UCC financing statement filings in respect thereof;

(x) judgments and other similar Liens arising in connection with court proceedings that do not constitute a Default or Event of Default; provided, that, (A) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (B) adequate reserves or other appropriate provision, if any, as are required by U.S. generally accepted accounting principles, consistently applied, have been made therefor and (C) a stay of enforcement of any such Liens is in effect; and

(xi) customary rights of set-off or combination of accounts in favor of a financial institution with respect to deposits maintained by such Person.

“Default” means any event which, with the passing of time or the giving of notice or both, would become an Event of Default.

“Default Rate” means twenty-four percent (24%) per annum.

“Dispute Submission Deadline” has the meaning specified in Section 6(d)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Event of Default” has the meaning specified in Section 5(a).

“Fundamental Transaction” means any of the following transactions, whether effected directly or indirectly or through on or a series of related transactions: (i) any merger or consolidation of the Company with or into another Person; (ii) any sale, lease, license, assignment, transfer, conveyance or other disposition of the Company’s assets, other than in the ordinary course of business and, individually or in the aggregate, for less than 10% of the Company’s assets, (iii) the completion and acceptance by holders of more than 50% of the Common Stock of any purchase offer, tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock Sell, tender or exchange their shares for other Securities, cash or property, (iv) any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other Securities, cash or property, (v) a stock or share purchase or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) whereby any other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase or other business combination).

“Late Fee” has the meaning specified in Section 2(e).

“Mandatory Prepayment Amount” has the meaning specified in Section 2(a).

“Minimum Interest Amount” means 5% of the Initial Principal Amount of this Note; provided, that such amount shall be reduced by the amount of interest accrued hereunder on the principal amount of this Note.

“Note Register” has the meaning specified in Section 3(c).

“Obligations” means all amounts, indebtedness, obligations, liabilities, covenants and duties of every type and description owing by any Company Party from time to time to the Holder, the Collateral Agent or any of their Purchaser Parties under this Note or any other Transaction Document, whether direct or indirect, joint or several, absolute or contingent, due or to become due, liquidated or unliquidated, secured or unsecured, now existing or hereafter arising and however acquired (regardless of whether acquired by assignment), whether or not evidenced by any note or other instrument or for the payment of money, including, without duplication, (i) the principal amount of the Note owing by the Company or any other Company Party (including any Mandatory Prepayment Amount and any Minimum Interest Amount owing hereunder), (ii) all other amounts, fees (including all Late Fees), interest (including the Minimum Interest Amount and interest accruing at the Default Rate), liquidated damages, commissions, charges, costs, expenses, attorneys’ fees and disbursements, indemnities (including Losses and other amounts for which any Company Party is required to indemnify the Collateral Agent, the Holder, or any of their Purchaser Parties under the Purchase Agreement), reimbursement of amounts paid and other sums chargeable to any Company Party under any Transaction Document or otherwise arising under any Transaction Document and (iii) all interest on any item otherwise qualifying as “Obligation” hereunder, whether or not accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of any Note and regardless of the number of instruments which may be issued to evidence such Note.

“Permitted Debt” means all of the following: (i) Indebtedness owing to any Secured Party; (ii) “Obligations” under and as defined in the Dominion Notes; (iii) unsecured intercompany Indebtedness between the Company and its Subsidiaries in the ordinary course of business; (iv) unsecured Indebtedness of the Company or any of its Subsidiaries to trade creditors (including overdue amounts on invoices) incurred on customary terms in the ordinary course of business; (v) Indebtedness of the Company or any Subsidiary under Capital Leases for equipment or Indebtedness of the Company or any Subsidiary secured by a Purchase Money Lien, which Indebtedness shall not at any time exceed $50,000 in the aggregate for the Company and its Subsidiaries; (vi) Indebtedness of the Company or any of its Subsidiaries under leases for facilities that are treated as Capital Leases under GAAP and (vii) Indebtedness set forth in the SEC Reports or in the Disclosure Certificate.

“Permitted Liens” means (i) any Liens of the Secured Parties; (ii) Customary Permitted Liens of the Company Parties; and (iii) Purchase Money Liens granted to or held by Purchase Money Lien lenders in connection with the purchase, leasing or acquisition of capital equipment in the ordinary course of business and without resulting in a contravention of any applicable provisions of this Note.

“Purchase Agreement Notes” means all “Notes” issued under, and as defined in, the Purchase Agreement.

“Purchase Money Lien” means any Lien securing Indebtedness (i) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or (ii) existing on such equipment at the time of its acquisition, in each case provided, that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

“Required Dispute Documentation” has the meaning specified in Section 6(d)(ii).

“Secured Parties” means the Holder, the Collateral Agent and each other holder of the Note, each beneficiary of any indemnification or reimbursement obligation by any Company Party under the Purchase Agreement or any other Transaction Document.

“Subsequent Offering” has the meaning specified in Section 2(a).

All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. REPAYMENT

a) Mandatory Prepayments. On the next Business Day following the Company consummating any public or private offering or any other issuance of any Capital Stock or any other issuance of any Capital Stock, Stock Equivalents or of any other Securities or Indebtedness (including, without limitation, any issuance of Common Stock to the general public, any issuance of Common Stock in connection with the Dominion Equity Line of Credit, entering into any Equity Line of Credit or issuing any Variable-Priced Equity-Linked Instrument) or any other debt or equity financing or capital-raising transaction of any kind (each a “Subsequent Offering”) on any date other than the Maturity Date, the Company shall pay to the Holder in cash an amount equal to 100% of the net proceeds of such Subsequent Offering to repay the Obligations (a “Mandatory Prepayment Amount”). The Company shall provide notice to the Holder of the closing of such Subsequent Offering, including the expected net proceeds thereof, not later than the 10th day preceding the date of consummation of such Subsequent Offering, which notice shall be irrevocable and constitute an agreement to pay the Mandatory Prepayment Amount on the date of consummation of such Subsequent Offering. This Section 2(b) is merely a requirement to redeem this Note and not an authorization to consummate any Subsequent Offering otherwise prohibited by the Transaction Documents.

b) Voluntary Prepayments. So long as no Default or Event of Default exists, at any time upon ten (10) Business Days’ prior written notice to the Holder (which notice shall be a Transaction Document and constitute an irrevocable agreement to pay such amount on the date set forth on such notice) stating the proposed date and proposed principal amount of such prepayment, the Company may prepay any portion of the principal amount of this Note, any accrued and unpaid interest (including any remaining Minimum Interest Amount on such principal amount), and any other Obligations then due and payable, without any penalty.

c) Interest. The Company shall pay interest to the Holder on the aggregate then-outstanding principal amount of this Note (and the then-outstanding principal amount of any other Obligation owing that does not expressly provide for any other rate of interest), which shall accrue daily at the rate of five percent (5%) per annum from the date this Note is issued (or in the case of any other Obligation, from the date such obligation becomes due and payable) through the date such principal amount or other Obligation is paid in full; provided, that the Minimum Interest Amount shall be fully earned and accrued on the Original Issue Date. Accrued interest shall replace and not add to the Minimum Interest Amount and all payments of such accrued interest shall cause a corresponding reduction in any remaining Minimum Interest Amount. Accrued and unpaid interest shall be due and payable on the first day of each calendar month, on the Maturity Date, or as otherwise set forth herein. Any interest accrued and unpaid on any principal amount, and any remaining Minimum Interest Amount on such principal amount, shall be due and payable upon any repayment of such principal amount under this Note. Upon an Event of Default, the interest rate set forth hereunder shall increase as provided in Section 5(b) of this Note. The Minimum Interest Amount is intended to compensate the Holder for a lesser profit in case of early repayment and for the internal and external work and expenditure of time and money involved in the evaluation and preparation of the Transaction Documents and the Closing thereunder. The Minimum Interest Amount is not to be construed to cover or be applied against any indemnity or any out-of-pocket fees, costs or expenses incurred in any action to collect any Obligation or to foreclose any Lien securing the same. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default.

d) Default Rate. Immediately on and after the occurrence of any Event of Default, without need for notice or demand all of which are waived, interest on this Note shall, in whole, automatically and without the need for any notice, demand or any other action by the Collateral Agent or the Holder all of which are hereby waived, accrue and be owed daily at an increased interest rate equal to the lower of the Default Rate or the maximum rate permitted under applicable Regulations. If an Event of Default (after giving effect to notice periods and grace periods) occurs, the Default Rate shall become effective as of the date the Default that because such Event of Default first occurred, without consideration for any notice provision or grace period.

e) Late Fee. The Company shall pay a late fee (each a “Late Fee”) on any Obligation that is not paid when due, in an amount equal to ten percent (10%) of such payment, to the Person owed such Obligation. This Late Fee shall be due and payable immediately upon such failure. It is intended to cover the inconvenience and additional internal, administrative and other fees, costs and expenses involved in processing delinquent payments and is not to be construed to cover or be applied against any indemnity or any out-of-pocket fees, costs or expenses incurred in any action to collect any Obligation or to foreclose any Lien securing the same. This provision shall not affect or limit the Holder’s rights or remedies with respect to any Event of Default. This obligation to pay a Late Fee is a separate obligation and, once it has arisen hereunder, a failure to pay such Late Fee will not be cured implicitly by any waiver of any Event of Default or similar event that may have caused the payment that gave rise to such Late Fee.

f) Calculations and Payment Provisions. All payments made to the Holder, the Collateral Agent and their Purchaser Parties under any Transaction Document, except as otherwise expressly provided in any Transaction Document, shall be made in cash, which shall mean in immediately available Dollars and without set off or counterclaim. Interest and fees owing to any of them shall be calculated on the basis of a 360-day year consisting of twelve thirty (30)-day periods, for the actual number of days occurring, in whole or in part, in the applicable period. The Holder (or, for payments owing to it, the Collateral Agent) shall have the option to refuse or accept, in their sole discretion, any payment to the Collateral Agent, the Holder or their Purchaser Parties attempted to be made without a required notice, without a required Minimum Interest Amount or without a required fee. The Holder (or, for payments owing to the Collateral Agent, the Collateral Agent) may, in its sole discretion, apply or recharacterize any payment made under any Transaction Document to the payment of any outstanding Obligation, regardless of the intended characterization thereof by any Company Party, including by recharacterizing a payment of principal made to a payment of a Minimum Interest Amount or a required fee, even if this characterization results in a smaller payment of principal. The Company hereby irrevocably waives the right to direct the application of any payment (or, after any Event of Default, any proceeds of Collateral) to any Obligation. Whenever any payment under any Transaction Document shall be stated to be due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day, including for purposes of the calculation of interest and fees. Each determination by the Holder (or, for payments owing to it, the Collateral Agent) of an amount of interest or fee due hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3. Registration of Transfers and Exchanges

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder and may be transferred or exchanged only in compliance with applicable federal and state securities Regulations.

c) Reliance on Note Register. The Company shall maintain in its records a list of the Holders and of registration and transfers of the Note (the “Note Register”). The initial Holder is listed herein. Any Holder may later notify in writing the Company of an assignment or transfer and the Company shall notify such transfer in the Note Register. Failure by the Company to duly notify such transfer in the Note Register shall not affect the validity of such assignment or transfer. Nevertheless, if the Company has not received notice of any transfer of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue. Upon request by the Holder, the Company shall immediately execute and deliver to such Holder replacement Note or Notes, which may involve executing multiple Notes with split amounts to reflect partial assignments. Promptly upon receipt of such replacement Note or Notes, such Holder shall deliver the original Note back to the Company or, if the original Note is lost or stolen, provide an affidavit to the Company to that effect.

Section 4. NEGATIVE COVENANTS

a) As long as at least $50,000 of this Note or any other Obligation is not paid in full in cash, no Company Party shall, and no Company Party shall permit any of its Subsidiaries to, directly or indirectly, do, or enter into any agreement to do, any of the following:

i. create, enter into, create, incur, assume, enter into or suffer to exist, any Indebtedness (other than Permitted Debt) or any Guaranty Obligations with respect thereto, or repay the principal amount of, redeem, purchase or otherwise acquire or offer to repay the principal amount of, redeem, repurchase or otherwise acquire, any Indebtedness (other than Permitted Debt) or any Guaranty Obligation with respect thereto, whether or not existing on the Original Issue Date (other than the Purchase Agreement Notes on a pro rata basis based on the principal amounts outstanding);

ii. create, permit, incur or suffer to exist any Lien of any kind, on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than the Liens securing the Obligations created pursuant to the Transactions Documents and Permitted Liens;

iii. sell any of its assets other than disposition of assets in the ordinary course of business;

iv. amend its charter documents in any manner that materially and adversely affects any rights of the Holder;

v. make, approve, or offer to make any Restricted Payment with respect to any shares of Capital Stock (other than the issuance and distribution of the Transaction Securities, and then only as otherwise required under the Transaction Documents);

vi. except as part of a bona-fide permitted equity financing or for an Exempt Issuance, issue any Capital Stock to any Related Party that is not a Company Party or a Subsidiary of any Company Party; or

vii. enter into any other transaction with, or make any other payment (other than payments with respect to Permitted Debt permitted pursuant to clause Section 4(a)(i) above) to, any Related Party of the Company that is not a Company Party or Subsidiary of any Company Party, including (A)  investments by any Company Party or any Subsidiary thereof in such other Related Party, whether in Capital Stock, Stock Equivalents, other Securities, Indebtedness owing by such Related Party or otherwise, or Indebtedness owing to any such other Related Party and (B) transfers, sales, leases, assignments or other acquisitions or dispositions of any asset), except for (x) Exempt Issuances, (y) transactions in the ordinary course of business on a basis no less favorable to the Company Parties and their Subsidiaries as would be obtained in a comparable arm’s length transaction with a Person not a Related Party and that are expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval) and (z) salaries and other director or employee or other staff or agent compensation, including expense reimbursements and employee benefits, of the Company Parties and their Subsidiaries that, in the case of officers, directors and employees, staff and agents that are also Related Parties even if their employee, staff or agent relationship is not taken into account, does not include any increase from the compensation in effect on, and disclosed to the Collateral Agent and the Holder on the Closing Date;

viii. consummate a Fundamental Transaction;

ix. change the nature of their business from the business conducted by them on the date hereof;

x. fail to use the proceeds of the Note as provided for in the Transaction Documents (including by being engaged in operations involving the financing of any investments or activities in, or any payments to, any Sanctioned Person) or conduct its business in a manner that causes it to become an “investment company” subject to registration under the Investment Company Act of 1940, as amended, or a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended) or fail to provide a certification thereof to the Holder to that effect when requested; or

xi. directly or indirectly (including through agents, contractors, trustees, representatives or advisors) (a) be in violation of any Sanctions Law or engage in, or conspire or attempt to engage in, any transaction evading or avoiding any prohibition in any Sanctions Law, (b) be a Sanctioned Person or derive revenues from investments in, or transactions with Sanctioned Persons, (c) have any assets located in Sanctioned Jurisdictions, (d) deal in, or otherwise engage in any transactions relating to, any property or interest in property blocked pursuant to any Regulation administered or enforced by OFAC or (e) fail to comply with any material Regulations or Contractual Obligations applicable to it or fail to obtain or comply with any material Permits.

Section 5. Events of Default

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by Regulation or pursuant to any judgment, decree or order of any court, or any order, rule or Regulation of any Governmental Authority):

i. any default in the payment of (A) the principal amount of this Note or (B) any interest, fees, liquidated damages or any other Obligation owing to the Holder, the Collateral Agent or any of their Purchaser Parties under any Transaction Document, within five (5) Business Days after the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii. any Company Party shall fail for any reason to comply with Section 2.3(a) (Deliveries to Initial Purchasers) or Section 4.8 (Trading Activities of Purchasers) of the Purchase Agreement or Section 2(b), Section 2(e) or Section 6(j) of this Note or any other Section of this Note or any Transaction Document that provides for an action after a notice period or that provides a specific period of time for the Company Parties to comply with;

iii. any representation or warranty made by any Company Party in this Note, any other Transaction Document, any other Contractual Obligation with, or any other report, financial statement, document, written statement or certificate made or delivered to, the Holder or any other Holder Party shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv. any Company Party shall provide at any time notice to the Holder, including by way of public announcement, of such Company Party’s intention to not honor any provision of this Note or any other Transaction Document;

v. any Company Party shall fail to observe or perform any other covenant, provision, or agreement contained in this Note or any other Transaction Document which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder or by any other Holder Party to the Company and (B) ten (10) Trading Days after any Company Party has become or should have become aware of such failure;

vi. except as set forth in the Disclosure Certificate, (a) a breach, default or event of default (without regard for any cure period therefor provided therein) shall have occurred under any Indebtedness of any Company Party (a) having (individually or in the aggregate for all such Indebtedness) an aggregate maximum principal amount or commitment greater than One Hundred Fifty Thousand Dollars ($150,000), or (b) any such Indebtedness shall become or be declared due and payable prior to the date on which it would otherwise become due and payable;

vii. except as set forth in the Disclosure Certificate, a breach, default or event of default (without regard to any grace or cure period provided in the applicable agreement, document or instrument or any subsequent waiver or other modification thereto) shall have occurred under any other Contractual Obligation to which any Company Party is obligated;

viii. (A) any Company Party or any Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of any Company Party shall commence a case or other Proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding up, reorganization, arrangement, adjustment, protection, relief or composition of debts or liquidation or similar Regulation of any jurisdiction relating to the Company or any such Subsidiary or any Proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, liquidator or other similar official for it or for any of its assets, (B) any such case or other Proceeding shall be commenced against any Company Party or any such Subsidiary by any other Person and such case or other Proceeding is not dismissed within forty-five (45) days after commencement, (C) any Company Party or any such Subsidiary shall be adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or other Proceeding is entered, (D) any Company Party or any such Subsidiary shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts as they mature or shall make a general assignment for the benefit of creditors, (E) any Company Party or any such Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (F) any Company Party or any such Subsidiary, by any act or failure to act, shall expressly indicate its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action (including convening a meeting of the board) to authorize or otherwise for the purpose of effecting any of the foregoing;

ix. any monetary judgment, writ or similar final process shall be entered or filed against any Company Party, any Subsidiary of any Company Party or any of their assets for more than Two Hundred Fifty Thousand Dollars ($250,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days;

x. the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any asset of any Company Party or any Subsidiary of any Company Party having an aggregate fair value or repair cost (as the case may be) in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xi.  (A) the Common Stock shall become “penny stock” as defined in Regulations for purposes of 3(a)(51) of the Exchange Act, (B) there shall be no Trading Market for the Common Stock and the Common Stock shall not be eligible for listing or quotation for trading thereon and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days or (C) the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or “chilled”; or

xii. except as set forth in the Disclosure Certificate, the Company shall not meet the current public information requirements under Rule 144, and such failure is not cured, if it is possible to cure it, within two (2) Trading Days after the expiration of the applicable grace period permitted under Rule 12b-25 of the Exchange Act; unless the Company files a Form 12b-25 for the relevant report required to meet the current public information requirements under Rule 144.

The clauses in the definition of “Event of Default” above operate independently, so that any action or event that falls within any such clause shall constitute an Event of Default regardless of, whether because of a grace period or threshold or otherwise, it falls outside the language of any other clause.

b) Remedies Upon Event of Default. If any Event of Default occurs, then the outstanding principal amount of this Note and all other Obligations shall become, at the Holder’s election in its sole discretion, in whole or in part (or, in the case of and Event of Default described in Section 5(a)(viii)(A) through (C), in whole, automatically and without the need for any notice, demand or any other action by the Collateral Agent or the Holder all of which are hereby waived), immediately due and payable, in cash . In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than the Holder’s election to declare such acceleration), and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable Regulations. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note and the other Transaction Documents and to enforce its rights hereunder and thereunder.

Section 6. Miscellaneous

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered as set forth in Section 6.4 (Notices) of the Purchase Agreement. All notices and other communications delivered hereunder shall be effective as provided in the Purchase Agreement.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note, without set off or counterclaim, at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company. This Note ranks pari passu with all other Purchase Agreement Notes now or hereafter issued under the terms set forth in the Transaction Documents and is at least pari passu with all Indebtedness and other “Obligations” (under and as defined in the Dominion Notes),, and is not subordinated to any such Indebtedness or other obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Dispute Resolution.

i. In the case of a dispute relating to, or, when an agreement between the Company and the Holder is required hereunder, the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile or electronic transmission (A) if by the Company, within two (2) Trading Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute, at any time after the second (2nd) Trading Day following such initial notice, then the Holder may, at its sole option, select an independent, reputable investment bank to resolve such dispute.

ii. The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with clause i and (B) written documentation (together with such copy of such submission, the “Required Dispute Documentation”) supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Trading Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) .. If either party fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then such party shall no longer be entitled to (and hereby waives its right to) deliver or submit any document or other supporting evidence to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline. Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute other than the Required Dispute Documentation.

iii. The Company and the Holder shall ensure that such investment bank determines the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

e) Governing Law; Courts. As provided in Section 6.6 (Governing Law; Courts) of the Purchase Agreement, this Note, and all claims, disputes, Proceedings (other than as set forth in clause (d) above) and matters related hereto or arising hereunder or arising from or relating to the relationship among any of the parties hereto, are governed by, and shall be construed, interpreted and enforced exclusively in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware). Any such Proceeding shall be brought exclusively in the Delaware state courts sitting in Wilmington, DE or the federal courts of the United States of America for the District of Delaware sitting in Wilmington, DE; provided, that the Collateral Agent, the Holder and the other Purchaser Parties may bring Proceedings in other jurisdictions to enforce this Note. The parties hereto have accepted such jurisdiction and waived venue and other objections and have agreed to the means for service of process in such Section 6.6.

f) Characterizations. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

g) Payments on Next Business Day. Whenever any payment Obligation shall be due on a day other than a Business Day, such payment shall be due instead on the next succeeding Business Day.

h) Payment of Collection, Enforcement and Other Costs. In addition to, and not in substitution for and not to limit (but without duplication), any other right to reimbursement under this Note or any other Transaction Document, (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any Proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other Proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay all out-of-pocket costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other Proceeding, including, but not limited to, attorneys' fees and disbursements.

i) Security Interest. The Obligations of the Company Parties under this Note and the other Transaction Documents are secured by the Security Agreements, the “Intellectual Property Security Agreements” (as defined in the Security Agreements) as well as the other Transaction Documents.

j) Use of Proceeds. All proceeds of the purchase of this Note shall be used as provided in the Purchase Agreement.

k) Securities Laws Disclosure; Publicity. The Company shall file a Current Report on Form 8-K, including the applicable Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such Current Report on Form 8-K, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to any of the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and the Holder or any of its Affiliates on the other hand, shall terminate. Notwithstanding the foregoing, no Company Party shall, and each Company Party shall cause its Subsidiaries not to, publicly disclose the name of the Holder, or include the name of the Holder in any filing with the Commission or any Trading Market for any of its Securities or with other Governmental Authority, without the prior written consent of the Holder, except (i) as required by federal securities Regulation in connection with the filing of final Transaction Documents with the Commission and (ii) to the extent such disclosure is required by Regulations (including Regulations of any Trading Market for any of its Securities), in which case the Company shall provide the Holder with prior notice of such disclosure permitted under this clause (ii).

l) Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 6(k), the Company covenants and agrees that neither it, nor any other Person acting on its behalf has provided nor will provide the Holder or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Holder shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Holder will be relying on the foregoing covenant in effecting transactions in Securities of the Company. Any non-disclosure agreement (including “click through” agreements and confidentiality clauses incorporated in larger agreements) entered into with the Holder and any Company Party is hereby terminated. The Holder does not have any duty of confidentiality (or a duty not to trade on the basis of material non-public information) to any Company Party or any of their Affiliates, or any of their respective officers, directors, agents, members, stockholders, managers, employees and is governed only by application Regulations. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall, within two (2) Trading Days, file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that the Holder shall be relying on all of the foregoing covenants in trading Securities of the Company.

m) Interpretation. This Note is a Transaction Document and as such is subject to various interpretative, amendment and third party beneficiary and other miscellaneous provisions set forth in the Purchase Agreement that expressly apply to Transaction Documents, located principally in Article VI (Miscellaneous) thereof (including Section 6.15 (Interpretation) that provides, among other things, that payments due on a day that is not a Business Day may be made on the next Business Day), as well as, without limitation, set off provisions in Section 6.5 (Set Off) thereof whereby amounts owing hereunder may be set off against amounts owed by the Holder and certain related entities, indemnification and expense reimbursement provisions in Sections 4.15 (Indemnification of Each Purchaser Party) and 6.2 (Fees and Expenses) thereof that benefit the Holder, among others. In particular, without limitation, (i) none of the terms or provisions of this Note may be waived, amended, supplemented or otherwise modified except in accordance with Section 6.3(b) (Amendments) of the Purchase Agreement and (ii) as described in Section 6.3(a) (Entire Agreement) of the Purchase Agreement, this Note and the other Transaction Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof. Any Holder also benefits from various provisions of the Purchase Agreement applicable to “Purchasers” (whether by virtue of being an “Initial Purchaser” or successor in interest thereto) and agrees to be bound by the provisions of the Purchase Agreement applicable to it in such capacity, including Article V (Collateral Agent) thereof that describes its relationship with the Collateral Agent and contains an indemnification provision in Section 5.9 (Indemnification) thereof. Finally, in addition to these provisions, unless otherwise expressly provided in any Transaction Document, “outstanding” when referring in any Transaction Document to the principal amount owing under this Note shall mean “outstanding.”

n)  Beneficiaries; Successors and Assigns. As provided in Section 6.3(c) (Beneficiaries; Successors and Assigns) of the Purchase Agreement, this Note shall be binding upon the successors and assigns of the Company and shall inure solely to the benefit of the Holder, each Company Party, the Collateral Agent, each of their Purchaser Parties and their respective successors and, if permitted, assigns; provided, that no Company Party may assign any part of this Note, or any right, obligation, benefit, title or interest hereunder except as authorized in the Purchase Agreement.

o) Counterparts. As provided in clauses (e) (Counterparts) and (f) (Electronic Signatures) of Section 6.3 of the Purchase Agreement, this Note may be executed in any number of counterparts, which may be signed and transmitted electronically.

p) Severability. As provided in Section 6.7 (Severability) of the Purchase Agreement, any provision of this Note being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Note or any part of such provision in any other jurisdiction, so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party.

q) Waiver of Jury Trial. As provided in Section 6.16 (Waiver of Jury Trial and Certain Other Rights), each party hereto has irrevocably and unconditionally waived, to the fullest extent permitted by applicable Regulations, trial by jury of any claim or cause of action or in any Proceeding, directly or indirectly with respect to, or directly or indirectly based upon or arising out of, under or in connection with this Note or any other Transaction Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party, no Purchaser Party and no Affiliate of any of them and no attorney, agent or other representative of any of the foregoing has represented, expressly or otherwise, that any Person would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Note by, among other things, the mutual waivers and certifications in this Section 6(q).

[Signature Pages Follow]

In witness whereof, each of the undersigned has duly executed this Note as of the date first written above.

VSEE HEALTH, INC.

By:
Name:
Title:
Address:

Email Address for delivery of Notices:

Accepted and Agreed:

ASCENT PARTNERS FUND LLC

By:
Name:	Mikhail Gurevich
Title:	Authorized Signatory
Address:

c/o Ascent Partners Fund LLC
19505 Biscayne Blvd., Suite 2350

Aventura, FL 33180

Email address for delivery of notices: legal@ascentpartnersllc.com